Exhibit 99.1

The TJX Companies, Inc. Reports 28% Adjusted EPS Growth on $25.9 Billion in Sales in Fiscal 2013; Announces New $1.5 Billion Stock Repurchase Program; Plans 26% Increase in Dividend

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 27, 2013--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended February 2, 2013.

Net sales for the 53-week fiscal year were $25.9 billion, a 12% increase over last year. Consolidated comparable store sales for the year on a 52-week basis increased 7% over the prior year’s 4% increase. Net income for the 53-week fiscal year was $1.9 billion and diluted earnings per share were $2.55 compared to $1.93 last year. Last year’s results include a number of items (detailed under “Items Impacting Comparability” below) that impacted the comparability of earnings per share. Excluding these items, diluted earnings per share for the fiscal year increased 28% over the adjusted $1.99 last year.

For the 14-week fourth quarter ended February 2, 2013, net sales were $7.7 billion, a 15% increase over the prior year. Consolidated comparable store sales for the quarter on a 13-week basis increased 4% over the prior year’s 7% increase. Net income for the 14-week fourth quarter was $605 million and diluted earnings per share were $.82, a 32% increase over last year’s $.62.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “The year 2012 was another great year for TJX on top of many great years! We achieved adjusted EPS growth of 28% on sales of nearly $26 billion and consolidated comp store sales growth of 7%, marking the fourth consecutive year of very strong sales and double-digit EPS increases. Customer traffic was up across all of our divisions as our off-price shopping experience continued to resonate with customers, even with the growth in online shopping in the retail industry. Marmaxx, our largest division, continues to be very powerful with excellent performance of new T.J. Maxx and Marshalls stores as we expand into more rural markets as well as major cities. HomeGoods has taken hold as a shopping destination for exciting, quality product from around the world. TJX Canada delivered very strong results with Marshalls in Canada outperforming our expectations, and TJX Europe has regained its momentum and opens up enormous growth opportunity. We believe this all speaks to the staying power of our value proposition of extreme values on exciting fashions and brands. As large as we are, we have enormous store growth potential and are excited about the opportunity to leverage the success of our brick-and-mortar business with e-commerce over time. Our management team is focused on our four powerful divisions, and I am as confident as ever in our ability to continue driving profitable sales growth for many years to come. We are well on the road to being a $40 billion-plus company!”

Increase in Shareholder Distributions

The Company also announced today its plan to repurchase approximately $1.3 billion to $1.4 billion of TJX stock during the fiscal year ending February 1, 2014. With $925 million remaining at Fiscal 2013 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. The new authorization represents approximately 5% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 14th program approved by the Board since 1997. Over this period, the Company has spent approximately $11.3 billion on the repurchase of TJX stock. In Fiscal 2013, the Company spent a total of $1.3 billion to repurchase TJX stock, retiring 30.6 million shares. During the fourth quarter, the Company spent a total of $350 million to repurchase TJX stock, retiring 8.1 million shares. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

The Company also intends to increase the regular quarterly dividend on its common stock to be declared in April 2013 and payable in June 2013 to $.145 per share, subject to the approval of the Company’s Board of Directors. This increase would represent a 26% increase in the current per share dividend and mark the 17th consecutive year that the Company has raised the dividend. Over this period of time, the Company’s dividend has grown at a compound annual rate of 23%.

Carol Meyrowitz commented, “Our business continues to generate enormous amounts of excess cash and deliver superior financial returns for shareholders. In Fiscal 2014, we plan to continue to make investments to support our growth while returning excess cash to shareholders. Our capital spending plan includes investments in our supply chain and infrastructure, new stores, store remodels and e-commerce initiatives. Simultaneously, we plan to continue our large share buyback program, with $1.3 billion to $1.4 billion of repurchases planned for Fiscal 2014, and to significantly increase our regular quarterly dividend. All of this underscores our confidence in our ability to continue to deliver significant increases in sales, earnings, and cash flow, and generate superior financial returns.”

Discontinuing Monthly Sales Reporting

The Company also announced today that beginning with the Fiscal 2014 second quarter, it will no longer report monthly sales, consistent with the retail industry trend. The Company will continue its current practices through the end of the Fiscal 2014 first quarter, reporting sales for February, March and April, and move to a quarterly reporting schedule thereafter. The Company believes that this is the right practice for TJX and its shareholders, reflecting the long-term approach it takes in planning and running its business as it continues on the path to becoming a $40 billion-plus company.

Sales by Business Segment

The Company’s comparable store sales and net sales by division for the full year were as follows:

	Full Year		Full Year
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2013 (52 weeks)	FY2012 (52 weeks)	FY2013 (53 weeks)	FY2012 (52 weeks)
In the U.S.:
Marmaxx[4]	+6%	+5%	$17,011	$15,368
HomeGoods	+7%	+6%	$2,657	$2,244
International:
TJX Canada	+5%	-1%	$2,926	$2,680
TJX Europe	+10%	+2%	$3,284	$2,891

TJX[5]	+7%	+4%	$25,878	$23,191

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. For FY2013, comparable store sales are for the 52-week period ended January 26, 2013 versus the same period in FY2012. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5FY2012 includes $9 million of net sales from the former A.J. Wright segment.

The Company’s comparable store sales and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2013 (13 weeks)	FY2012 (13 weeks)	FY2013 (14 weeks)	FY2012 (13 weeks)
In the U.S.:
Marmaxx[4]	+4%	+6%	$4,985	$4,398
HomeGoods	+5%	+10%	$826	$674
International:
TJX Canada	+3%	+3%	$856	$745
TJX Europe	+7%	+10%	$1,057	$892

TJX	+4%	+7%	$7,724	$6,710

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. For the Fiscal 2013 fourth quarter, comparable store sales are for the 13-week period ended January 26, 2013 versus the same period in Fiscal 2012. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth for the full Fiscal 2013 year versus the prior year. The movement in foreign currency exchange rates had a 1 percentage point positive impact on consolidated net sales growth in the fourth quarter of Fiscal 2013 versus the prior year’s fourth quarter. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Items Impacting Comparability

Certain items that impact the comparability of the full year to the prior year are detailed in the table below.

	Full Year
	FY2013 (53 weeks)	FY2012 (52 weeks)
Reported EPS from continuing operations	$2.55	$1.93
Impact of A.J. Wright Store Closings	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS from continuing operations	$2.55	$1.99

Fiscal 2012 included first quarter costs associated with the A.J. Wright consolidation, primarily additional lease obligations for store closings and additional operating losses as well as the costs related to the conversion and grand re-opening of certain former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners. (Reconciliations of Fiscal 2012 adjusted measures which exclude the A.J. Wright consolidation to GAAP measures are shown in the attached schedules.)

On a reported basis, diluted earnings per share for the full Fiscal 2013 year were $2.55 compared to $1.93 last year. On an adjusted basis, excluding the items detailed above, diluted earnings per share for the 53-week fiscal year represented a 28% increase over last year’s adjusted $1.99. The 53rd week in Fiscal 2013 also impacted the comparability of results. Excluding the approximately $.08 benefit from the 53rd week and the items above, adjusted earnings per share on a 52-week basis were $2.47, a 24% increase over the prior year’s adjusted $1.99.

For the full Fiscal 2013 year, foreign currency exchange rates had a neutral impact on earnings per share, compared with a neutral impact last year.

The 53rd week in Fiscal 2013 also impacted the comparability of results in the fourth quarter. On a reported basis, diluted earnings per share for the 14-week fourth quarter were $.82, a 32% increase over $.62 per share last year. Excluding the approximately $.08 benefit from the extra week, adjusted earnings per share on a 13-week basis were $.74, a 19% increase over last year. Foreign currency exchange rates had a $.01 positive impact on earnings per share in the fourth quarter, compared with a neutral impact last year.

Margins

For the full year Fiscal 2013, the Company’s consolidated pretax profit margin was 11.9%, up 1.2 percentage points over the prior year’s adjusted margin. The increase was primarily driven by merchandise margin improvement, as well as expense leverage on the above-plan sales. The 53rd week in the Fiscal 2013 calendar positively impacted pretax margins by approximately 0.2 percentage points.

The gross profit margin for Fiscal 2013 was 28.4%, 1.0 percentage points above the adjusted margin in the prior year primarily driven by improved merchandise margins across all divisions coupled with buying and occupancy leverage. Selling, general and administrative costs as a percent of sales were 16.4%, a 0.1 percentage point improvement over the prior year’s adjusted ratio. A number of items impacted SG&A costs during the year which partially offset the expense leverage on above-plan sales, including the Company’s contribution to The TJX Foundation as well as two items recorded in the Fiscal 2013 third quarter: a non-cash charge for the cumulative impact of a correction to the Company’s pension accrual for prior years and a non-operating charge due to the adjustment in the Company’s reserve for former operations relating to closed stores.

For the fourth quarter of Fiscal 2013, the Company’s consolidated pretax profit margin was 12.5%, up 1.2 percentage points over the prior year’s pretax profit margin. This increase was primarily driven by improved merchandise margins with some expense leverage on the above-plan sales. The 53rd week in Fiscal 2013 positively impacted fourth quarter pretax margins by approximately 0.6 percentage points.

The gross profit margin for the fourth quarter of Fiscal 2013 was 28.6%, 1.4 percentage points above the prior year. The increase was primarily driven by merchandise margin improvement as well as expense leverage on the above-plan sales. Selling, general and administrative costs as a percent of sales were 16.0% in the fourth quarter, a 0.2 percentage point increase over the prior year’s ratio of 15.8% largely due to the Company’s contribution to The TJX Foundation, higher incentive compensation accruals with the Company’s above-plan results and transaction expenses related to the Company's acquisition of Sierra Trading Post.

Inventory

Total inventories as of February 2, 2013, were $3.0 billion, compared with $3.0 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis, including the distribution centers, at February 2, 2013, were down 6% on both a reported and constant currency basis. The Company begins the new fiscal year with excellent inventory levels and is very well positioned to buy into the plentiful opportunities it sees in the marketplace and continue shipping fresh spring merchandise to its stores.

Full Year and First Quarter Fiscal 2014 Outlook

For the fiscal year ending February 1, 2014, the Company expects diluted earnings per share to be in the range of $2.66 to $2.78 versus $2.55 in Fiscal 2013. Excluding the approximately $.08 benefit from the 53rd week in the Company’s Fiscal 2013 calendar, this guidance would represent an 8% to 13% increase over the adjusted $2.47 in Fiscal 2013. This outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the first quarter of Fiscal 2014, the Company expects diluted earnings per share to be in the range of $.59 to $.62, which would represent a 7% to 13% increase over last year’s $.55 per share. This outlook is based upon estimated consolidated comparable store sales growth of 0% to 2%.

The Company’s earnings guidance for the first quarter and full year Fiscal 2014 assumes that currency exchange rates will remain unchanged from current levels.

Stores by Concept

During the fiscal year ended February 2, 2013, the Company increased its store count by a net of 145 stores to end the year with 3,050 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	FY2013		FY2013
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	983	1,036	28.7	30.2
Marshalls	884	904	27.6	28.0
HomeGoods	374	415	9.3	10.4
Sierra Trading Post**	NA	4	NA	0.1
TJX Canada:
Winners	216	222	6.3	6.5
HomeSense	86	88	2.1	2.1
Marshalls	6	14	0.2	0.5
TJX Europe:
T.K. Maxx	332	343	10.5	10.8
HomeSense	24	24	0.5	0.5

TJX	2,905	3,050	85.3	89.1

*Square feet figures may not foot due to rounding. **TJX acquired Sierra Trading Post on December 21, 2012.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 1,036 T.J. Maxx, 904 Marshalls, 415 HomeGoods and 4 Sierra Trading Post stores as well as SierraTradingPost.com in the United States; 222 Winners, 88 HomeSense, and 14 Marshalls stores in Canada; and 343 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal Year and Fourth Quarter 2013 Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s full year and fourth quarter Fiscal 2013 results, operations and business trends and plans for Fiscal 2014. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 6, 2013 or at www.tjx.com.

February Fiscal 2014 Sales Recorded Call

Additionally, the Company expects to release its February 2013 sales results on Thursday, March 7, 2013, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s February sales results, operations and business trends will be available at www.tjx.com, or by calling (703) 736-7248 through Thursday, March 14, 2013.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. The Company uses the term “reported” to refer to financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) and the term “adjusted” to refer to non-GAAP financial information adjusted to exclude a number of identified items. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: buying and inventory management; operational expansion and management of large size and scale; customer trends and preferences; market, banner, geographic and category expansion; marketing, advertising and promotional programs; competition; personnel recruitment and retention; global economic conditions and consumer spending; data security; information systems and technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and banner reputation; merchandise quality and safety; international operations; merchandise importing; commodity pricing; foreign currency exchange rates; fluctuations in quarterly operating results; market expectations; acquisitions and divestitures and the success of transitions; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012

Net sales	$7,723,814	$6,709,758	$25,878,372	$23,191,455

Cost of sales, including buying and occupancy costs	5,514,526	4,884,369	18,521,400	16,854,249
Selling, general and administrative expenses	1,239,524	1,057,739	4,250,446	3,890,144
Interest expense, net	5,077	9,071	29,175	35,648

Income before provision for income taxes	964,687	758,579	3,077,351	2,411,414
Provision for income taxes	359,843	283,265	1,170,664	915,324

Net income	$604,844	$475,314	$1,906,687	$1,496,090

Diluted earnings per share	$0.82	$0.62	$2.55	$1.93

Cash dividends declared per share	$0.115	$0.095	$0.46	$0.38

Weighted average common shares – diluted	737,912	762,819	747,555	773,772

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	February 2, 2013	January 28, 2012

ASSETS
Current assets:
Cash and cash equivalents	$1,812.0	$1,507.1
Short-term investments	235.8	94.7
Accounts receivable and other current assets	553.3	474.4
Current deferred income taxes, net	96.2	105.9
Merchandise inventories	3,014.2	2,950.5

Total current assets	5,711.5	5,132.6

Property and capital leases, net of depreciation	3,223.3	2,715.2
Other assets	260.8	253.9
Goodwill and tradename, net of amortization	316.3	179.9

TOTAL ASSETS	$9,511.9	$8,281.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,930.6	$1,645.3
Accrued expenses and other current liabilities	1,830.0	1,418.1

Total current liabilities	3,760.6	3,063.4

Other long-term liabilities	961.3	871.9
Non-current deferred income taxes, net	349.5	362.5
Long-term debt	774.6	774.5

Shareholders’ equity	3,665.9	3,209.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,511.9	$8,281.6

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	53 Weeks Ended	52 Weeks Ended
	February 2, 2013	January 28, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,906.7	$1,496.1
Depreciation and amortization	508.9	485.7
Deferred income tax provision	13.3	144.8
Share-based compensation	64.4	64.2
(Increase) in accounts receivable and other assets	(72.1)	(25.1)
Decrease (increase) in merchandise inventories	27.2	(187.2)
Increase (decrease) in accounts payable	211.7	(36.6)
Increase in accrued expenses and other liabilities	444.9	10.7
Other	(59.4)	(36.6)

Net cash provided by operating activities	3,045.6	1,916.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(978.2)	(803.3)
Purchases of short-term investments	(355.7)	(152.0)
Sales and maturities of short-term investments	213.0	132.7
Acquisition of Sierra Trading Post, less cash acquired	(190.4)	-
Other	34.5	11.5
Net cash (used in) investing activities	(1,276.8)	(811.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(1,345.1)	(1,320.8)
Proceeds from issuance of common stock	133.8	219.0
Cash dividends paid	(323.9)	(275.0)
Other	59.6	41.1
Net cash (used in) financing activities	(1,475.6)	(1,335.7)

Effect of exchange rate changes on cash	11.7	(3.9)

Net increase (decrease) in cash and cash equivalents	304.9	(234.7)
Cash and cash equivalents at beginning of year	1,507.1	1,741.8

Cash and cash equivalents at end of year	$1,812.0	$1,507.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net sales:
U.S. segments:
Marmaxx	$4,984,891	$4,398,384	$17,011,409	$15,367,519
HomeGoods	826,161	674,328	2,657,111	2,243,986
A.J. Wright	-	-	-	9,229
International segments:
TJX Canada	856,112	745,250	2,925,991	2,680,071
TJX Europe	1,056,650	891,796	3,283,861	2,890,650
Total net sales	$7,723,814	$6,709,758	$25,878,372	$23,191,455

Segment profit (loss):
U.S. segments:
Marmaxx	$723,762	$601,968	$2,486,274	$2,073,430
HomeGoods	117,869	88,386	324,623	234,445
A.J. Wright	-	-	-	(49,291)
International segments:
TJX Canada	123,976	93,700	414,914	348,028
TJX Europe	102,420	50,341	215,713	68,739
Total segment profit	1,068,027	834,395	3,441,524	2,675,351

General corporate expenses	98,263	66,745	334,998	228,289
Interest expense, net	5,077	9,071	29,175	35,648
Income before provision for income taxes	$964,687	$758,579	$3,077,351	$2,411,414

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the fourth quarter ended February 2, 2013, TJX repurchased 8.1 million shares of its common stock at a cost of $350 million. During the twelve months ended February 2, 2013, TJX repurchased 30.6 million shares of its common stock at a cost of $1.3 billion, with $225 million under the $1 billion stock repurchase plan approved in February 2011, completing the plan, and $1.1 billion under the $2 billion stock repurchase program approved by the Board of Directors early in fiscal 2013. On February 5, 2013 the Board of Directors approved an additional $1.5 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  On December 21, 2012 TJX purchased Sierra Trading Post (STP), an off-price internet retailer, for approximately $200 million, which is subject to customary post-closing adjustments. The operating results of STP since the date of acquisition are not material and have been included with our Marmaxx segment.
  In the fourth quarter of fiscal 2011, TJX’s Board of Directors approved the consolidation of its A.J. Wright division whereby 90 A.J. Wright stores were converted into T.J. Maxx, Marshalls or HomeGoods stores and the remaining 72 stores, its two distribution centers and home office were closed. The majority of the costs to consolidate A.J. Wright were recognized in the fourth quarter of fiscal 2011 but due to the timing of the store closings the additional closing costs (primarily lease related obligations) and additional operating losses were reported as a $49 million A.J. Wright segment loss in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 included costs related to the conversion of the 90 A.J. Wright stores to other banners (primarily store payroll and occupancy costs during the approximate eight to twelve-week period in which the stores were closed) and costs related to grand opening events when the stores re-opened. These costs totaled $20 million, with $17 million reflected in the Marmaxx segment and $3 million in the HomeGoods segment for the fiscal year ended January 28, 2012.

The TJX Companies, Inc.
Reconciliation of GAAP and Non-GAAP measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The tables below provide supplemental non-GAAP financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Results for Full Year FY12 reflect expenses related to the A.J. Wright consolidation, including closing costs and additional operating losses related to the closure of A.J. Wright stores not closed in Q4 FY11, the costs related to the conversion of the former A.J. Wright stores to other TJX banners and the costs related to grand re-opening events when the stores re-opened. The Marmaxx and HomeGoods segments reflect costs related to store conversions and grand re-openings.

The following tables show the reconciliation between Full Year FY12 GAAP measures and the adjusted non-GAAP measures which exclude these items.

Full Year Fiscal 2013 - Reconciliation of prior year expense ratios and pre-tax margin

US$ in Millions	Fiscal 2013		Fiscal 2012			Fiscal 2012
	As Reported		As Adjusted			As Reported
		% to		% to			% to
	$'s	net sales	$'s	net sales	Adjustments	$'s	net sales

Net Sales	$25,878		$23,182		$(9)	$23,191

Cost of sales including buying
and occupancy costs	18,521	71.6%	16,838	72.6%	(16)	16,854	72.7%
Gross Profit Margin		28.4%		27.4%			27.3%

Selling, general and administrative
expenses	4,250	16.4%	3,828	16.5%	(63)	3,890	16.8%

Interest expense, net	29		36		-	36

Income before taxes	$3,077	11.9%	$2,481	10.7%	$69	$2,411	10.4%

Full Year Fiscal 2013 - Reconciliation of prior year Marmaxx and HomeGoods segment margins

US$ in Millions	Fiscal 2013		Fiscal 2012			Fiscal 2012
	As Reported		As Adjusted			As Reported
		% to		% to			% to
	$'s	net sales	$'s	net sales	Adjustments	$'s	net sales

Marmaxx
Net Sales	$17,011		$15,368		-	$15,368
Segment Profit	2,486	14.6%	2,090	13.6%	17	2,073	13.5%

HomeGoods
Net Sales	$2,657		$2,244		-	$2,244
Segment Profit	325	12.2%	238	10.6%	3	234	10.4%

Note: Figures may not foot due to rounding.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323